AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          CROMPTON & KNOWLES CORPORATION
                                  ("Crompton"),

                                TIGER MERGER CORP.
                   a wholly owned direct subsidiary of Crompton
                                   ("Subcorp"),



                                       and



                          UNIROYAL CHEMICAL CORPORATION
                                   ("Uniroyal")











                                  April 30, 1996







                                TABLE OF CONTENTS


                                                                    Page

         AGREEMENT AND PLAN OF MERGER.............................    1
         PRELIMINARY STATEMENTS...................................    1
         AGREEMENT................................................    1
         ARTICLE I:  THE MERGER...................................    1
              1.1    The Merger...................................    1
              1.2    Effective Time...............................    2
              1.3    Effects of the Merger........................    2
              1.4    Certificate of Incorporation and Bylaws......    2
              1.5    Directors and Officers.......................    2
              1.6    Additional Actions...........................    2
         ARTICLE II: CONVERSION OF SECURITIES.....................    3
              2.1    Conversion of Capital Stock..................    3
              2.2    Exchange Ratio; Fractional Shares............    3
              2.3    Exchange of Certificates.....................    4
                     (a) Exchange Agent...........................    4
                     (b) Exchange Procedures......................    4
                     (c) Distributions with Respect to
                          Unexchanged Shares......................    5
                     (d) No Further Ownership Rights in Uniroyal Common
                          Stock and Uniroyal Preferred Stock......    5
                     (e) Termination of Exchange Fund.............    5
                     (f) No Liability.............................    6
                     (g) Investment of Exchange Fund..............    6
              2.4    Treatment of Stock Options and Warrants......    6
              2.5    Dissenter's Rights...........................    7
         ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
                        CROMPTON AND SUBCORP......................    8
              3.1    Organization and Standing....................    8
              3.2    Subsidiaries.................................    8
              3.3    Corporate Power and Authority................    9
              3.4    Capitalization of Crompton...................    9
              3.5    Conflicts, Consents and Approval.............    9
              3.6    Brokerage and Finder's Fees..................   10
              3.7    Opinion of Financial Advisor.................   10
              3.8    Accounting Matters...........................   11
              3.9    Employee Benefit Plans.......................   11
              3.10   Crompton SEC Documents.......................   13
              3.11   Taxes........................................   13
              3.12   Registration Statement.......................   14
              3.13   Compliance with Law..........................   14
              3.14   Litigation...................................   14
              3.15   No Material Adverse Change...................   15
              3.16   Board Meeting................................   15
              3.17   Undisclosed Liabilities......................   15
              3.18   Labor Relations..............................   15
              3.19   Operation of Crompton's Business.............   15
              3.20   Permits; Compliance..........................   16
              3.21   Environmental Matters........................   16
              3.22   Uniroyal Stock Ownership.....................   16
              3.23   Contracts....................................   16
              3.24   State Takeover Laws..........................   17
              3.25   Crompton Rights Agreement....................   17
 ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF
                       UNIROYAL...................................   17
              4.1    Organization and Standing....................   17
              4.2    Subsidiaries.................................   17
              4.3    Corporate Power and Authority................   18
              4.4    Capitalization of Uniroyal...................   18
              4.5    Conflicts; Consents and Approvals............   19
              4.6    No Material Adverse Change...................   19
              4.7    Uniroyal SEC Documents.......................   19
              4.8    Taxes........................................   20
              4.9    Compliance with Law..........................   21
              4.10   Registration Statement.......................   21
              4.11   Litigation...................................   21
              4.12   Brokerage and Finder's Fees; Expenses........   21
              4.13   Opinion of Financial Advisor.................   21
              4.14   Accounting Matters...........................   21
              4.15   Employee Benefit Plans.......................   22
              4.16   Contracts....................................   24
              4.17   Labor Relations..............................   24
              4.18   Undisclosed Liabilities......................   24
              4.19   Operation of Uniroyal's Business.............   24
              4.20   Permits; Compliance..........................   24
              4.21   Environmental Matters........................   24
              4.22   Crompton Stock Ownership.....................   25
              4.23   Board Meeting................................   25
              4.24   DGCL Section 203 and State Takeover Laws.....   25
              4.25   Uniroyal Rights Agreement....................   25

         ARTICLE V:  COVENANTS OF THE PARTIES.....................   26
              5.1    Mutual Covenants.............................   26
                     (a)  General.................................   26
                     (b)  HSR Act.................................   26
                     (c)  Other Governmental Matters..............   26
                     (d)  Pooling-of-Interests....................   26
                     (e)  Tax-Free Treatment......................   26
                     (f)  Public Announcements....................   26
                     (g)  Access..................................   26
              5.2    Covenants of Crompton........................   27
                     (a)  Crompton Stockholders Meeting...........   27
                     (b)  Preparation of Joint Proxy Statement....   27
                     (c)  Conduct of Crompton's Operations........   27
                     (d)  Indemnification.........................   27
                     (e)  Directors' and Officers' Insurance......   28
                     (f)  Employee Benefits.......................   28
                     (g)  Notification of Certain Matters.........   29
                     (h)  No Solicitation.........................   29
                     (i)  [Intentionally Omitted].................   30
                     (j)  Listing Application.....................   30
                     (k)  Directors of Crompton...................   30
                     (l)  Affiliates of Crompton..................   30
                     (m)  Change in Control.......................   31
              5.3    Covenants of Uniroyal........................   31
                     (a)  Uniroyal Stockholders Meeting...........   31
                     (b)  Information for the Registration Statement and
                          Preparation of Joint Proxy Statement....   31
                     (c)  Conduct of Uniroyal's Operations........   31
                     (d)  No Solicitation.........................   33
                     (e)  Affiliates of Uniroyal..................   34
                     (f)  Notification of Certain Matters.........   34
         ARTICLE VI: CONDITIONS...................................   34
              6.1    Mutual Conditions............................   34
              6.2    Conditions to Obligations of Uniroyal........   36
              6.3    Conditions to Obligations of Crompton and
                       Subcorp....................................   36

         ARTICLE VII:   TERMINATION AND AMENDMENT.................   37
              7.1    Termination..................................   37
              7.2    Effect of Termination........................   38
              7.3    Amendment....................................   39
              7.4    Extension; Waiver............................   39

         ARTICLE VIII:  MISCELLANEOUS.............................   40
              8.1    Survival of Representations and
                       Warranties.................................   40
              8.2    Notices......................................   40
              8.3    Interpretation...............................   40
              8.4    Counterparts.................................   41
              8.5    Entire Agreement.............................   41
              8.6    Third Party Beneficiaries....................   41
              8.7    Governing Law................................   41
              8.8    Specific Performance.........................   41
              8.9    Assignment...................................   41
              8.10   Expenses.....................................   41
              8.11   Incorporation of Disclosure Schedules........   42
              8.12   Severability.................................   42
              8.13   Subsidiaries.................................   42

                          AGREEMENT AND PLAN OF MERGER


                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 30th day of April, 1996, by and among Crompton & Knowles Corporation, a Massachusetts cor-poration ("Crompton"), Tiger Merger Corp., a Delaware corpo-ration and a wholly owned subsidiary of Crompton ("Subcorp"), and Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal").


                              PRELIMINARY STATEMENTS

                   A. Crompton desires to acquire the specialty chemical business and other businesses operated by Uniroyal through the merger (the "Merger") of Subcorp with and into Uniroyal, with Uniroyal as the surviving corporation, pursuant to which each share of Uniroyal Common Stock (as defined in Section 4.4) and each share of Uniroyal Preferred Stock (as defined in Section 2.1(c)) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Crompton Common Stock (as defined in Section 3.4) as more fully provided herein.

                   B. Uniroyal desires to combine its specialty chemical and other businesses with the specialty chemical and related businesses operated by Crompton and for the holders of shares of Uniroyal Common Stock ("Uniroyal Stockholders") to have a continuing equity interest in the combined Crompton/ Uniroyal businesses.

                   C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                   D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                   E. The respective Boards of Directors of Crompton, Subcorp and Uniroyal have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                    AGREEMENT

                   Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE MERGER

                   1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Uniroyal as soon as practicable following the satisfaction or waiver of the conditions set forth in
         Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Uniroyal shall continue its existence under the laws of the State of Delaware. Uniroyal, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                   1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL.
         The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Sec-retary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Crompton, One Station Place, Metro Center, Stamford, Connecticut, or such other place as the parties may agree on the date (the "Closing Date") specified by the parties, which date shall be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived or such other time as the parties may mutually agree.

                   1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time
         (i) the Certificate of Incorporation of the Surviving Corpora-tion as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provi-sions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Uniroyal'", and (ii) the By-laws of Uniroyal in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of Subcorp immediately prior thereto; in each case until amended in accordance with applicable law.

                   1.5 Directors and Officers. From and after the Ef-fective Time, the officers of Uniroyal shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. Prior to the Effective Time, Uniroyal shall deliver to Crompton evidence satisfactory to Crompton of the resignations of the directors of Uniroyal, such resignations to be effective as of the Effective Time.

                   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to carry out the provisions of this Agreement, the proper officers and di-rectors of Crompton and Uniroyal shall take all such necessary action.


                                    ARTICLE II

                             CONVERSION OF SECURITIES

                   2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Crompton, Subcorp or Uniroyal:

                   (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the
       Effective Time shall beconverted into one share of common stock, $0.01 par value, of the Surviving Corporation.
              Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviv-ing Corporation.

                   (b) Each share of Uniroyal Common Stock (other than shares to be cancelled in accordance with Section 2.1(d)) issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio (as defined below).

                   (c) Each share of the Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Uniroyal (the "Uniroyal Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(d) and other than Dissenting Shares covered by Section 2.5) shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio multiplied by 6.667. Each share of the Series B Preferred Stock, $0.01 par value per share, of Uniroyal (the "Uniroyal Series B Preferred Stock," and, together with the Uniroyal Series A Preferred Stock, the "Uniroyal Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(d) and other than Dissenting Shares covered by Section 2.5) shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio multiplied by 6.667.

                   (d) Each share of capital stock of Uniroyal held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries shall be cancelled and retired and no payment shall be made in respect thereof.

                   2.2 Exchange Ratio; Fractional Shares. The "Ex-change Ratio" shall equal $15.00 divided by the "Acquiror Transaction Value" (as defined below), rounded to four decimal places; provided, however, that notwithstanding the foregoing, the Exchange Ratio shall not be less than 0.9091 nor more than
         1.1111. The term "Acquiror Transaction Value" shall mean the average closing price on the New York Stock Exchange ("NYSE") Composite Tape of Crompton Common Stock for the twenty (20) New York Stock Exchange trading days ending with the third New York Stock Exchange trading day immediately preceding the date of mailing of the Joint Proxy Statement (as defined in Section 3.12). No certificates for fractional shares of Crompton Common Stock shall be issued as a result of the conversions provided for in Section 2.1(b) and in Section 2.1(c). To the extent that an outstanding share of Uniroyal Common Stock or Uniroyal Preferred Stock would otherwise have become a fractional share of Crompton Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Uniroyal Common Stock or Uniroyal Preferred Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Crompton Common Stock on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Uniroyal Common Stock or Uniroyal Preferred Stock shall be surrendered for the account of the same holder, the number of shares of Crompton Common Stock for which cer-tificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Crompton shall declare a stock dividend or other distribution payable in shares of Crompton Common Stock or securities convertible into shares of Crompton Common Stock, or effect a stock split, reclassification, combination or other change with respect to Crompton Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclas-sification, combination or other change.

                   2.3  Exchange of Certificates.

                   (a) Exchange Agent. At or prior to the Effective Time, Crompton shall deposit with an exchange agent designated by Crompton and reasonably acceptable to Uniroyal (the "Ex-change Agent"), for the benefit of Uniroyal Stockholders and holders of Uniroyal Preferred Stock, for exchange in accordance with this Section 2.3, certificates representing shares of Crompton Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Uniroyal Common Stock and Uniroyal Preferred Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to
         Section 2.2 (such shares of Crompton Common Stock and cash, to-gether with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                   (b) Exchange Procedures. Promptly and, in any event, within three (3) business days after the Effective Time, Crompton shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented out-standing shares of Uniroyal Common Stock or Uniroyal Preferred Stock whose shares were converted into the right to receive shares of Crompton Common Stock pursuant to Section 2.1(b) or
         Section 2.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Crompton may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Crompton Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor
         (x) a certificate representing that number of shares of Crompton Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this
         Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Uniroyal Common Stock or Uniroyal Preferred Stock. In the event of a transfer of ownership of shares of Uniroyal Common Stock or Uniroyal Preferred Stock which is not registered on the transfer records of Uniroyal, a certificate representing the proper number of shares of Crompton Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Uniroyal Common Stock or Uniroyal Preferred Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certifi-cate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certifi-cate representing shares of Crompton Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agree-ment, no dividends or other distributions declared or made af-ter the Effective Time with respect to shares of Crompton Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.13), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Crompton Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Crompton Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Crompton Common Stock, less the amount of any withholding taxes which may be required thereon.

                   (d) No Further Ownership Rights in Uniroyal Common Stock and Uniroyal Preferred Stock. All shares of Crompton Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Uniroyal Common Stock or Uniroyal Preferred Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Uniroyal of shares of Uniroyal Common Stock or Uniroyal Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as pro-vided in this Section 2.3.

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Uniroyal Stockholders and holders of Uniroyal Preferred Stock for one
         (1) year after the Effective Time shall be delivered to Crompton or the Surviving Corporation, upon demand thereby, and holders of shares of Uniroyal Common Stock or Uniroyal Pre-ferred Stock who have not theretofore complied with this Sec-tion 2.3 shall thereafter look only to Crompton for payment of any claim to shares of Crompton Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                   (f) No Liability. None of Crompton, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Uniroyal Common Stock or Uniroyal Preferred Stock (or, in each case, dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Ef-fective Time of the Merger (or immediately prior to such ear-lier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Uniroyal Common Stock or Uniroyal Preferred Stock in respect of such Certificate would otherwise escheat to or be-come the property of any Governmental Authority (as defined in Section 3.5)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Crompton, free and clear of all claims or interest of any person previously entitled thereto.

                   (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as di-rected by Crompton, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crompton upon termination of the Exchange Fund pursuant to
         Section 2.3(e).

                   2.4  Treatment of Stock Options and Warrants.

                   (a) Prior to the Effective Time, Crompton and Uniroyal shall take all such actions as may be necessary to cause each unexpired and unexercised option or right to purchase shares of Uniroyal Common Stock under stock option plans and stock purchase plans of Uniroyal in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Uniroyal or its subsidiaries by Uniroyal (each, a "Uniroyal Option") to be automatically converted at the Effective Time into an option (a "Crompton Exchange Option") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exer-cise price equal to the exercise price which existed under the corresponding Uniroyal Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Option immediately before the Effective Time (including, without limitation, the acceleration of the exercisability of each such option upon the consummation of the Merger and the length of the period of continuing exercisability of each such option after any termi-nation of the employment of the respective optionee); provided that with respect to any Uniroyal Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner sat-isfying the requirements of Section 424(a) of the Code. In connection with the issuance of Crompton Exchange Options, Crompton shall (i) reserve for issuance the number of shares of Crompton Common Stock that will become subject to Crompton Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Crompton Exchange Options, make available for issuance all shares of Crompton Common Stock covered thereby, subject to the terms and conditions applicable thereto. A list of certain optionees whose termination will be treated as "for Good Reason" or "without Cause" (as defined in the Uniroyal Options) in deter-mining the length of the post-termination period of continuing exercisability has been agreed upon by Crompton and Uniroyal and provided to Crompton by Uniroyal on the date hereof. Crompton shall cause the committee administering its stock incentive plan to grant Crompton Exchange Options in accordance with this Section 2.4.

                   (b) The Surviving Corporation shall take all such actions as may be necessary to cause each unexpired and unexercised warrant to purchase shares of Uniroyal Common Stock under the Warrant Agreement, dated as of October 30, 1989, between Uniroyal and Avery, Inc. (each, a "Uniroyal Warrant") to be converted into a warrant (a "Crompton Exchange Warrant") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exer-cise price equal to the exercise price which existed under the corresponding Uniroyal Warrant divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Warrant immediately before the Effective Time. In connection with the issuance of Crompton Exchange Warrants, Crompton shall (i) reserve for issuance the number of shares of Crompton Common Stock that will become subject to Crompton Exchange Warrants pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Crompton Exchange Warrants, make available for issuance all shares of Crompton Common Stock covered thereby, subject to the terms and conditions applicable thereto.

                   (c) Uniroyal agrees to issue treasury shares of Uniroyal, to the extent available, upon the exercise of Uniroyal Options or Uniroyal Warrants prior to the Effective Time.

                   (d) Crompton agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Crompton Common Stock issuable upon exercise of the Crompton Exchange Options and use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                   2.5 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Uniroyal Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such
         Section 262 provides for appraisal rights for such Uniroyal Preferred Stock in the Merger ("Dissenting Shares"), shall not be converted as provided in Section 2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Crompton Common Stock, as provided in
         Section 2.1 hereof, and to which such holder is entitled, without interest or dividends thereon. Uniroyal shall give Crompton prompt notice of any demands received by Uniroyal for appraisal of Uniroyal Preferred Stock, and, prior to the Effective Time, Crompton shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Uniroyal shall not, except with the prior written consent of Crompton, make any payment with respect to, or offer to settle, any such demands.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CROMPTON AND SUBCORP

                   In order to induce Uniroyal to enter into this Agree-ment, Crompton and Subcorp hereby represent and warrant to Uniroyal that the statements contained in this Article III are true, correct and complete.

                   3.1 Organization and Standing. Each of Crompton and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Crompton and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Crompton. Neither Crompton nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Crompton, its Articles of Organization, as amended and restated (the "Crompton Articles"), or By-Laws, or, in the case of any subsidiary of Crompton, its Certificate of Incorporation, By-laws or other organizational documents.

                   3.2 Subsidiaries. As of the date hereof, other than immaterial interests, Crompton does not own, directly or indi-rectly, any equity or other ownership interest in any corpora-tion, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the disclosure schedule (the "Crompton Disclosure Schedule") delivered by Crompton to Uniroyal and dated the date hereof. Section 3.2 to the Crompton Disclosure Schedule sets forth as to each subsidiary of Crompton: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in
         Section 3.2 to the Crompton Disclosure Schedule, Crompton owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Crompton's subsidiaries. Except as set forth in Section 3.2 to the Crompton Disclosure Schedule, each of the outstanding shares of capital stock of each of Crompton's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indi-rectly, by Crompton free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Crompton. Other than as set forth in Section 3.2 to the Crompton Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Crompton, nor are there outstanding any securi-ties which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Crompton; and no sub-sidiary of Crompton has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Crompton or any predecessor thereof.

                   3.3 Corporate Power and Authority. Each of Crompton and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by the holders of Crompton Common Stock ("Crompton Stockholders"), to consummate the transactions contemplated by this Agreement.
         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Crompton and Subcorp, subject to authorization of the Merger and the transactions contemplated hereby by Crompton Stockholders. This Agreement has been duly executed and delivered by each of Crompton and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Crompton enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                   3.4 Capitalization of Crompton. As of the date hereof, Crompton's authorized capital stock consisted solely of
         (a) 250,000,000 shares of common stock, $0.10 par value per share ("Crompton Common Stock"), of which (i) 48,026,751 shares were issued and outstanding, (ii) 5,334,321 shares were issued and held in treasury (which does not include the shares re-served for issuance as set forth in clause (a)(iii) below) and
         (iii) 2,601,077 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Crompton, and (b) 250,000 shares of preferred stock, without par value, none of which was issued and outstanding or reserved for issuance and 67,000 shares of which are designated as "Series A Junior Participat-ing Preferred Stock." Each outstanding share of Crompton capital stock is, and all shares of Crompton Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each out-standing share of Crompton capital stock has not been, and all shares of Crompton Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof, in the Crompton SEC Documents (as defined in Section 3.10) or in Section 3.4 to the Crompton Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Crompton of any securities of Crompton, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Crompton; and Crompton has no obli-gation of any kind to issue any additional securities or to pay for securities of Crompton or any predecessor. Crompton has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Crompton Common Stock.

                   3.5 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Crompton or Subcorp nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Crompton Articles or By-Laws of Crompton or the Certificate of Incorporation or Bylaws of Subcorp;

                   (b) except as disclosed to Uniroyal on the date hereof, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Crompton or any of its subsidiar-ies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, li-cense, contract, undertaking, agreement, lease or other instrument or obligation to which Crompton or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Crompton or any of its subsidiaries or their respective properties or as-sets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Crompton or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization of the Merger and the transactions contem-plated hereby by Crompton Stockholders, (ii) authorization for inclusion of the shares of Crompton Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated there-under (the "HSR Act"), and (iv) registrations or other ac-tions required under federal and state securities laws as are contemplated by this Agreement;
         except for any of the foregoing that are set forth in Section
         3.5 to the Crompton Disclosure Schedule and, in the case of
         (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Crompton.

                   3.6 Brokerage and Finder's Fees. Except for Crompton's obligation to Salomon Brothers Inc ("Salomon") (a copy of the written agreement relating to such obligation hav-ing previously been provided to Uniroyal), Crompton has not in-curred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Salomon, Crompton is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby. A bona fide written estimate of the aggregate amount of all fees and expenses expected to be paid by Crompton to all accountants and investment bankers in connection with the Merger has been provided to Uniroyal on the date hereof.

                   3.7 Opinion of Financial Advisor. Crompton has received the opinion of Salomon to the effect that, as of the date hereof, the Exchange Ratio is fair to Crompton from a financial point of view.

                   3.8 Accounting Matters. To the best knowledge of Crompton and except as set forth in Section 3.8 to the Crompton Disclosure Schedule, neither Crompton nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Uniroyal or any of its affiliates) would prevent Crompton from ac-counting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting pur-poses in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

                   3.9  Employee Benefit Plans.

                   (a) For purposes of this Section 3.9, the following terms have the definitions given below:

                        "Controlled Group Liability" means any and all
                   liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Crompton Plans.

                        "ERISA" means the Employee Retirement Income
                   Security Act of 1974, as amended, and the regulations thereunder.

                        "ERISA Affiliate" means, with respect to any
                   entity, trade or business, any other entity, trade or business that is a member of a group described in
                   Section 414(b), (c), (m) or (o) of the Code or Sec-tion 4001(b)(1) of ERISA that includes the first en-tity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                        "Crompton Plans" means all employee benefit
                   plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Crompton or any of its subsidiaries or to which Crompton or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Crompton Plans" includes all employee welfare ben-efit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                   (b) Section 3.9 to the Crompton Disclosure Schedule lists all Crompton Plans. With respect to each Crompton Plan, Crompton has made available to Uniroyal a true, correct and complete copy of: (i) each writing constituting a part of such Crompton Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

                   (c) The Internal Revenue Service has issued a favor-able determination letter with respect to each Crompton Plan that is intended to be a "qualified plan" within the meaning of
         Section 401(a) of the Code (a "Qualified Crompton Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Crompton Plan or the related trust.

                   (d) All contributions required to be made to any Crompton Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Crompton Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Crompton SEC Documents filed or to be filed with the Commission.

                   (e) Crompton and its subsidiaries have complied, and are now in compliance, in all material respects, with all pro-visions of ERISA, the Code and all laws and regulations ap-plicable to the Crompton Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Crompton Plan or the imposition of any lien on the assets of Crompton or any of its subsidiaries under ERISA or the Code.

                   (f) Except as set forth in Section 3.9(f) to the Crompton Disclosure Schedule, no Crompton Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Crompton Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of
         Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Crompton or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                   (g) There does not now exist, and there are no ex-isting, circumstances that could result in, any Controlled Group Liability that would be a liability of Crompton or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Crompton nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                   (h)  Except as disclosed in the Crompton SEC
         Documents filed with the Commission as of the date hereof or as disclosed to Uniroyal on the date hereof and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Crompton nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or deliv-ery of, or increase the amount or value of, any payment or ben-efit to any employee of Crompton or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 3.9(i) to the Crompton Disclosure Schedule, no amount paid or payable by Crompton or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                   (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Crompton Plans, any fiduciaries thereof with respect to their duties to the Crompton Plans or the assets of any of the trusts under any of the Crompton Plans which could reasonably be ex-pected to result in any material liability of Crompton or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                   3.10 Crompton SEC Documents. Each of Crompton and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Crompton SEC Documents"). The Crompton SEC Documents, including, with-out limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances un-der which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Crompton included in the Crompton SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with gener-ally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Crompton as at the dates thereof and the consolidated results of its op-erations and cash flows for the periods then ended.

                   3.11 Taxes. Except as set forth in Section 3.11 to the Crompton Disclosure Schedule, (i) Crompton has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Crompton prior to the date hereof, (ii) all of the foregoing returns and reports are true and correct in all material respects, and Crompton has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority,
         (iii) Crompton has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Crompton included in the Crompton SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995, (iv) neither Crompton nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Crompton nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any exten-sion of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tenta-tively or definitely), in each case, by any taxing authority, against Crompton or any of its subsidiaries for which there are not adequate reserves (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (in accordance with generally accepted accounting principles),
         (vii) the federal income tax returns of Crompton and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending December 31, 1991, and (viii) Crompton has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. For purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon.

                   3.12 Registration Statement. None of the informa-tion provided by Crompton or any of its subsidiaries for inclusion in the registration statement on Form S-4 to be filed with the Commission by Crompton under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to shares of Crompton Common Stock to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Uniroyal Stockholders with respect to the Merger and the vote of Crompton Stockholders with respect to the Merger (collectively and as amended, supplemented or modified, the "Joint Proxy Statement") contained therein (such registration statement as amended, sup-plemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Uniroyal and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

                   3.13 Compliance with Law. Each of Crompton and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to it or its business or prop-erties, except for any such failures to be in compliance therewith which, individually or in the aggregate, would not have a material adverse effect on Crompton.

                   3.14  Litigation.  Except as set forth in Section
         3.14 to the Crompton Disclosure Schedule or in the Crompton SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Crompton, threatened against Crompton or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Crompton or a material adverse effect on the ability of Crompton to consummate the transactions contemplated hereby. Neither Crompton nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individu-ally or in the aggregate, insofar as can be reasonably fore-seen, could have a material adverse effect on Crompton or a material adverse effect on the ability of Crompton to consum-mate the transactions contemplated hereby.

                   3.15 No Material Adverse Change. Except as set forth in the Crompton SEC Documents filed with the Commission as of the date hereof or in Section 3.15 to the Crompton Disclosure Schedule, since December 31, 1995, each of Crompton and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no
         (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Crompton and its subsidiaries taken as a whole, (ii) material adverse effect on the ability of Crompton to consummate the transactions contemplated hereby, (iii) declaration, setting aside or pay-ment of any dividend or other distribution with respect to its capital stock, or (iv) material change in its accounting prin-ciples, practices or methods.

                   3.16 Board Meeting. The Board of Directors of Crompton, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Crompton and the Crompton Stockholders.

                   3.17 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Crompton as of December 31, 1995 or the notes thereto included in the Crompton SEC Documents or otherwise disclosed in the Crompton SEC Documents filed with the Commission as of the date hereof, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.17 to the Crompton Disclosure Schedule, neither Crompton nor any of its subsidiaries have any li-abilities or obligations of any nature, whether known or un-known, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on Crompton.

                   3.18 Labor Relations. There is no unfair labor practice complaint against Crompton or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actu-ally pending or, to the knowledge of Crompton, threatened against or involving Crompton or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Crompton. Except as disclosed in the Crompton SEC Documents, neither Crompton nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or under-standing with a labor union or labor organization. To the knowledge of Crompton, there are no organizational efforts with respect to the formation of a collective bargaining unit pres-ently being made or threatened involving employees of Crompton or any of its subsidiaries.

                   3.19 Operation of Crompton's Business. (a) Since December 31, 1995 through the date of this Agreement, none of Crompton or any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.2(c) hereof except as described or reflected in the Crompton SEC Documents or as set forth in
         Section 3.19 to the Crompton Disclosure Schedule.

                   3.20 Permits; Compliance. Each of Crompton and its subsidiaries is in possession of all franchises, grants, au-thorizations, licenses, permits, easements, variances, exemp-tions, consents, certificates, approvals and orders (collec-tively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being con-ducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Crompton.

                   3.21  Environmental Matters.

                   (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (in-cluding, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, con-taminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environ-ment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judg-ments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                   (b)  Except as set forth in the Crompton SEC
         Documents filed with the Commission as of the date hereof, there are, with respect to Crompton, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the envi-ronment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Crompton, and none of Crompton and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connec-tion with any of the foregoing.

                   (c)  Except as set forth in the Crompton SEC
         Documents filed with the Commission as of the date hereof, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Crompton or any of its sub-sidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Crompton or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Crompton's business.

                   3.22 Uniroyal Stock Ownership. Neither Crompton nor any of its subsidiaries owns any shares of Uniroyal Common Stock or other securities convertible into Uniroyal Common Stock.

                   3.23 Contracts. Except as set forth in Section 3.23 to the Crompton Disclosure Schedule, none of Crompton, any of its subsidiaries, or, to the knowledge of Crompton, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Crompton under, any contract, agreement, guarantee, lease or executory commitment (each a "Contract") to which it is a party, except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Crompton.

                   3.24 State Takeover Laws. Prior to the date hereof, the Board of Directors of Crompton has taken all action necessary to exempt under or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares:
         (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

                   3.25 Crompton Rights Agreement. Crompton has taken or will take all action necessary, if any, in respect of the Rights Agreement dated as of July 20, 1988, as amended, between Crompton and The Chase Manhattan Bank, N.A. (the "Crompton Rights Agreement"), so as to provide that none of Uniroyal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Crompton Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement.


                                    ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF UNIROYAL

                   In order to induce Subcorp and Crompton to enter into this Agreement, Uniroyal hereby represents and warrants to Crompton and Subcorp that the statements contained in this
         Article IV are true, correct and complete.

                   4.1 Organization and Standing. Each of Uniroyal and its subsidiaries is a corporation duly organized, validly ex-isting and in good standing under the laws of its state of in-corporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Uniroyal and its subsidiaries is duly qualified to do business and in good standing in each jurisdic-tion in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Uniroyal. Neither Uniroyal nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Uniroyal, its Certificate of Incorporation, as amended, or Bylaws, as amended and restated, or, in the case of any subsidiary of Uniroyal, its Certificate of Incorporation, Bylaws or other organiza-tional documents.

                   4.2 Subsidiaries. As of the date hereof, other than immaterial interests, Uniroyal does not own, directly or indi-rectly, any equity or other ownership interest in any corpora-tion, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule (the "Uniroyal Disclosure Schedule") delivered by Uniroyal to Crompton and dated the date hereof. Section 4.2 to the Uniroyal Disclosure Schedule sets forth as to each subsidiary of Uniroyal: (i) its name and jurisdiction of incorporation or organization, (ii) the number of issued and outstanding shares of its capital stock or share capital and (iii) the percentage of securities owned by its immediate parent. Except as set forth in Section 4.2 to the Uniroyal Disclosure Schedule, Uniroyal owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Uniroyal's subsidiaries. Each of the outstanding shares of capital stock of each of Uniroyal's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indi-rectly, by Uniroyal free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Uniroyal. Other than as set forth in Section 4.2 to the Uniroyal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any sub-sidiary of Uniroyal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Uniroyal; and no subsidiary of Uniroyal has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Uniroyal or any predecessor thereof.

                   4.3 Corporate Power and Authority. Uniroyal has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by Uniroyal Stockholders, to consummate the transactions contemplated by this Agreement.
         The execution and delivery of this Agreement and the consumma-tion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Uniroyal, subject to authorization of the Merger and the trans-actions contemplated hereby by Uniroyal Stockholders. This Agreement has been duly executed and delivered by Uniroyal and constitutes the legal, valid and binding obligation of Uniroyal enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                   4.4 Capitalization of Uniroyal. As of the date hereof, Uniroyal's authorized capital stock consisted solely of
         (a) 205,000,000 shares of common stock, $0.01 par value per share ("Uniroyal Common Stock"), of which (i) 24,286,043 shares were issued and outstanding, (ii) 1,136,588 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (a)(iii) below) and
         (iii) 1,959,108 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities other than purchase rights granted or issued by Uniroyal, and (b) 50,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 29,721 shares are designated as "Series A Cumulative Redeemable Preferred Stock," all of which were issued and outstanding, (ii) 12,000 shares are designated as "Series B Preferred Stock," all of which were issued and outstanding, and (iii) 2,050,000 shares are designated as "Series C Junior Participating Preferred Stock," none of which was issued and outstanding. Each outstanding share of Uniroyal capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof, in the Uniroyal SEC Documents (as defined in Section 4.7) or in Section 4.4 to the Uniroyal Disclosure Schedule, there are no outstanding subscriptions, options, war-rants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Uniroyal of any securities of Uniroyal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Uniroyal; and Uniroyal has no obligation of any kind to issue any additional securities or to pay for securities of Uniroyal or any predecessor. Uniroyal has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Uniroyal Common Stock.

                   4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Uniroyal, nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Certificate of Incorporation, as amended, or Bylaws, as amended and restated, of Uniroyal;

                   (b) except as disclosed to Crompton on the date hereof, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Uniroyal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Uniroyal or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Uniroyal or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Uniroyal or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Uniroyal Stockholders, (ii) actions required by the HSR Act and
              (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

         except, in the case of (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Uniroyal.

                   4.6 No Material Adverse Change. Except as set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in Section 4.6 to the Uniroyal Disclosure Schedule, since October 1, 1995, each of Uniroyal and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Uniroyal and its subsidiaries taken as a whole, (ii) material adverse effect on the ability of Uniroyal to consummate the transactions contem-plated hereby, (iii) declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (iv) material change in its accounting principles, practices or methods.

                   4.7 Uniroyal SEC Documents. Each of Uniroyal and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1992 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collec-tively, the "Uniroyal SEC Documents"). The Uniroyal SEC Documents, including, without limitation, any financial state-ments or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respec-tively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Uniroyal included in the Uniroyal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respec-tively) complied as to form in all material respects with ap-plicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting prin-ciples applied on a consistent basis during the periods in-volved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated finan-cial position of Uniroyal as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                   4.8 Taxes. Except as set forth in the Uniroyal SEC Documents or in Section 4.8 to the Uniroyal Disclosure Schedule, (i) Uniroyal has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Uniroyal prior to the date hereof, (ii) all of the foregoing returns and reports are true and correct in all material respects, and Uniroyal has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) Uniroyal has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Uniroyal included in the Uniroyal SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995,
         (iv) neither Uniroyal nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Uniroyal nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any re-turns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or gov-ernmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any tax-ing authority, against Uniroyal or any of its subsidiaries for which there are not adequate reserves (in accordance with gen-erally accepted accounting principles), (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (in accordance with generally accepted accounting principles), (vii) the federal income tax returns of Uniroyal and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending October 1, 1989, and (viii) Uniroyal has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                   4.9 Compliance with Law. Each of Uniroyal and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to it or its business or properties, except for any such failures to be in compliance therewith which, individually or in the aggregate, would not have a material adverse effect on Uniroyal.

                   4.10 Registration Statement. None of the informa-tion provided by Uniroyal or any of its subsidiaries for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a mate-rial fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Crompton and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                   4.11  Litigation.  Except as set forth in Section
         4.11 to the Uniroyal Disclosure Schedule or in the Uniroyal SEC Documents, there is no Action pending or, to the knowledge of Uniroyal, threatened against Uniroyal or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Uniroyal or a material adverse effect on the ability of Uniroyal to consummate the transactions contemplated hereby. Neither Uniroyal nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Uniroyal or a material adverse effect on the ability of Uniroyal to consum-mate the transactions contemplated hereby.

                   4.12 Brokerage and Finder's Fees; Expenses. Except for Uniroyal's obligation to Morgan Stanley & Co. Incorporated ("Morgan") (a copy of the written agreement relating to such obligation having previously been provided to Crompton), Uniroyal has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in con-nection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Morgan, Uniroyal is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby. A bona fide written estimate of the aggregate amount of all fees and expenses ex-pected to be paid by Uniroyal to all attorneys, accountants and investment bankers in connection with the Merger has been provided to Crompton on the date hereof.

                   4.13 Opinion of Financial Advisor. Uniroyal has re-ceived the opinion of Morgan to the effect that, as of the date hereof, the consideration to be received by the Uniroyal
         Stockholders is fair to the Uniroyal Stockholders from a financial point of view.

                   4.14 Accounting Matters. To the best knowledge of Uniroyal, neither Uniroyal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Crompton or any of its affiliates) would prevent Crompton from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

                   4.15  Employee Benefit Plans.

                   (a) For purposes of this Section 4.15, the following terms have the definitions given below:

                        "Controlled Group Liability" means any and all
                   liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Uniroyal Plans.

                        "ERISA" means the Employee Retirement Income
                   Security Act of 1974, as amended, and the regulations thereunder.

                        "ERISA Affiliate" means, with respect to any
                   entity, trade or business, any other entity, trade or business that is a member of a group described in
                   Section 414(b), (c), (m) or (o) of the Code or Sec-tion 4001(b)(1) of ERISA that includes the first en-tity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                        "Uniroyal Plans" means all employee benefit
                   plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Uniroyal or any of its subsidiaries or to which Uniroyal or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Uniroyal Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                   (b) All material Uniroyal Plans for the benefit of the executive officers of Uniroyal have been disclosed in the Uniroyal SEC Documents. With respect to each Uniroyal Plan, Uniroyal has made available to Crompton a true, correct and complete copy of: (i) each writing constituting a part of such Uniroyal Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.
                   (c) The Internal Revenue Service has issued a favor-able determination letter with respect to each Uniroyal Plan that is intended to be a "qualified plan" within the meaning of
         Section 401(a) of the Code (a "Qualified Uniroyal Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Uniroyal Plan or the related trust, except as set forth in Section 4.15(c) to the Uniroyal Disclosure Schedule.

                   (d) All contributions required to be made to any Uniroyal Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Uniroyal Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in Uniroyal's financial statements contained in the Uniroyal SEC Documents.

                   (e) Except as set forth in Section 4.15(c) to the Uniroyal Disclosure Schedule, Uniroyal and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Uniroyal Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to, any requirement for the posting of security with respect to a Uniroyal Plan or the imposition of any lien on the assets of Uniroyal or any of its subsidiaries under ERISA or the Code.

                   (f) Except as set forth in Section 4.15(f) to the Uniroyal Disclosure Schedule, no Uniroyal Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Uniroyal Plan is a Multiemployer Plan (as defined in
         Section 3.9) or a Multiple Employer Plan (as defined in Section 3.9), nor has Uniroyal or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                   (g) There does not now exist, and there are no ex-isting, circumstances that could result in, any Controlled Group Liability that would be a liability of Uniroyal or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither Uniroyal nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                   (h)  Except as disclosed in the Uniroyal SEC
         Documents filed with the Commission as of the date hereof or as disclosed to Crompton on the date hereof and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Uniroyal nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i)  A statement by Uniroyal, to the best of
         Uniroyal's knowledge, as to the "excess parachute payments" within the meaning of Section 280G of the Code which may become payable by Uniroyal or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events has been provided to Crompton by Uniroyal on the date hereof.

                   (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Uniroyal Plans, any fiduciaries thereof with respect to their duties to the Uniroyal Plans or the assets of any of the trusts under any of the Uniroyal Plans which could reasonably be ex-pected to result in any material liability of Uniroyal or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                   4.16 Contracts. None of Uniroyal, any of its subsidiaries, or, to the knowledge of Uniroyal, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Uniroyal under, any Contract to which it is a party, except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Uniroyal.

                   4.17 Labor Relations. There is no unfair labor practice complaint against Uniroyal or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actu-ally pending or, to the knowledge of Uniroyal, threatened against or involving Uniroyal or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Uniroyal. Except as disclosed in the Uniroyal SEC Documents, neither Uniroyal nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or under-standing with a labor union or labor organization. To the knowledge of Uniroyal, there are no organizational efforts with respect to the formation of a collective bargaining unit pres-ently being made or threatened involving employees of Uniroyal or any of its subsidiaries.

                   4.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Uniroyal as of December 31, 1995 or the notes thereto included in the Uniroyal SEC Documents or otherwise disclosed in the Uniroyal SEC Documents filed with the Commission as of the date hereof, or (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither Uniroyal nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individu-ally or in the aggregate, have or would reasonably be expected to have a material adverse effect on Uniroyal.

                   4.19 Operation of Uniroyal's Business. (a) Since October 1, 1995 through the date of this Agreement, none of Uniroyal or any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the Uniroyal SEC Documents or as set forth in
         Section 4.19 to the Uniroyal Disclosure Schedule.

                   4.20 Permits; Compliance. Each of Uniroyal and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a material adverse ef-fect on Uniroyal.

                   4.21  Environmental Matters.

                   (a) Except as set forth in Section 4.21 to the Uniroyal Disclosure Schedule or set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in a report previously provided by Uniroyal to Crompton, there are, with respect to Uniroyal, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Uniroyal, and none of Uniroyal and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connec-tion with any of the foregoing.

                   (b) Except as set forth in Section 4.21 to the Uniroyal Disclosure Schedule or set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in a report previously provided by Uniroyal to Crompton, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Uniroyal or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Uniroyal or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Uniroyal's business.

                   4.22 Crompton Stock Ownership. Neither Uniroyal nor any of its subsidiaries owns any shares of Crompton Common Stock or other securities convertible into Crompton Common Stock.

                   4.23 Board Meeting. The Board of Directors of Uniroyal, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Uniroyal and the stockholders of Uniroyal.

                   4.24  DGCL Section 203 and State Takeover Laws.
         Prior to the date hereof, the Board of Directors of Uniroyal has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares:
         (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

                   4.25 Uniroyal Rights Agreement. Uniroyal has taken or will take all action necessary, if any, in respect of the Rights Agreement dated as of April 29, 1993, between Uniroyal and Chemical Bank, as amended (the "Uniroyal Rights Agreement"), so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Uniroyal Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Uniroyal Common Stock by Crompton.


                                    ARTICLE V

                             COVENANTS OF THE PARTIES

                   The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

                   5.1  Mutual Covenants.

                   (a) General. Each of the parties shall use its rea-sonable efforts to take all action and to do all things neces-sary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the condi-tions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                   (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date here-of, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to ob-tain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Crompton nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their busi-ness or assets.

                   (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, con-sents and approvals of any Governmental Authority that it may be required to give, make or obtain.

                   (d) Pooling-of-Interests. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial report-ing purposes.

                   (e) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom to issue their respective opinions provided for in Section 6.1(g).

                   (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to
         Section 7.1, Crompton and Uniroyal shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

                   (g) Access. From and after the date of this Agree-ment until the Effective Time (or the termination of this Agreement), Crompton and Uniroyal shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Crompton and Uniroyal pursuant to this Section 5.1(g) shall be subject to the provisions of the confidential-ity agreement between them dated March 18, 1996 (the "Confiden-tiality Agreement"), which agreement remains in full force and effect.

                   5.2  Covenants of Crompton.

                   (a) Crompton Stockholders Meeting. Crompton shall take all action in accordance with Applicable Laws and the Crompton Articles and By-Laws necessary to convene a meeting of Crompton Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

                   (b) Preparation of Joint Proxy Statement. Crompton shall cooperate with Uniroyal to, and shall, as soon as is reasonably practicable, prepare and file the Joint Proxy State-ment with the Commission on a confidential basis. Crompton shall cooperate with Uniroyal to, and shall, prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and shall cooperate with Uniroyal to, and shall, use all reasonable efforts to have the Registra-tion Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Regis-tration Statement through the Effective Time. Crompton shall use all reasonable efforts to mail at the earliest practicable date to Crompton Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Crompton Stockholders in connection with the Merger and the transactions contemplated thereby. Crompton shall advise Uniroyal promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement. Crompton also shall cooperate with Uniroyal to, and shall, take such other rea-sonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Crompton Common Stock in the Merger.

                   (c) Conduct of Crompton's Operations. During the period from the date of this Agreement to the Effective Time, and except as set forth in Section 5.2(c) to the Crompton Disclosure Schedule, Crompton shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

                   (d) Indemnification. From and after the Effective Time, Crompton shall cause the Surviving Corporation to indem-nify and hold harmless to the fullest extent permitted under Applicable Law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Uniroyal (or any subsidiary or division thereof), including, without limitation, each person control-ling any of the foregoing persons (individually, an "Indemni-fied Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or ex-penses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, as-serted or claimed before or after the Effective Time and in-cluding, without limitation, liabilities arising under the Se-curities Act, the Exchange Act and state corporation laws in connection with the Merger. Crompton shall cause the Surviving Corporation to keep in effect Uniroyal's current provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, (i) Crompton shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the indemnified party, which counsel shall be reasonably acceptable to Crompton, in advance of the final disposition of any such action to the full extent permitted by Applicable Law, upon receipt of any undertaking required by Applicable Law, and (ii) Crompton shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

                   (e) Directors' and Officers' Insurance. Crompton agrees to use its reasonable best efforts to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Uniroyal with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of four times the current annual premium paid by Uniroyal for its existing coverage, but in such case shall purchase as much coverage as possible for such amount.

                   (f) Employee Benefits. Crompton covenants and agrees that, for a period of two years from and after the Ef-fective Time, it will cause the Surviving Corporation or its subsidiaries to provide for the benefit of employees of the Surviving Corporation or its subsidiaries benefits that are no less favorable, in the aggregate, as those provided to employees of Uniroyal or its subsidiaries immediately prior to the date of this Agreement. If any Employee (as defined below) becomes a participant in any employee benefit or compensation plan of Crompton, a Crompton subsidiary (other than the Surviving Corporation) or a Crompton affiliate, such Employee shall be given credit under such plan for all service with Uniroyal and its subsidiaries, affiliates and predecessors which is recognized by Uniroyal and is rendered prior to the time the Employee becomes such a participant, solely for purposes of determining eligibility and vesting (but not for benefit accrual or any other purposes); provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans. To the extent employee benefit plans of Crompton or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or Former Employees (as defined below) after the Effective Time, such plans shall waive any preexisting condi-tions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. For purposes of the foregoing, (i) "Employees" shall mean the employees of Uniroyal or a Uniroyal subsidiary whose terms of employment are not subject to a collective bargaining agreement immediately prior to the Effective Time, including, without limitation, any employee who is absent at the Effective Time on short-term disability, long-term dis-ability, Workers' Compensation or an authorized leave (such as maternity, military, family and medical leaves or other leaves where return to work is subject to statutory requirements), and
         (ii) "Former Employees" shall mean any former employees of Uniroyal or a Uniroyal subsidiary whose employment terminated prior to the Effective Time (whether by retirement or other-wise).

                   Crompton shall cause the Surviving Corporation and its subsidiaries to honor all Uniroyal's existing agreements with any Employee or Former Employee and shall pay by wire transfer at the Closing the amounts referred to in that certain letter agreement dated the date hereof between Crompton and Uniroyal. The parties hereto agree that, prior to the Closing, Uniroyal will, with the participation of Crompton, use its best efforts to enter into amendments (reasonably satisfactory to Crompton) to the existing employment agreements with all individuals listed in Section 5.2(f) to the Crompton Disclosure Schedule to reflect the amendments described on the term sheets dated April 30, 1996, signed by such individuals.

                   A description of the amounts to be paid at Closing to various individuals who have existing employment agreements with Uniroyal, if any such individual notifies Crompton in writing prior to the Closing that he will terminate his employment with Uniroyal as of the Closing, has been agreed upon by Crompton and Uniroyal and provided to Crompton by Uniroyal on the date hereof.

                   (g) Notification of Certain Matters. Crompton shall give prompt notice to Uniroyal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Crompton or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Crompton to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(g) shall not limit or otherwise affect the remedies available hereunder to Uniroyal.

                   (h) No Solicitation. Crompton agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Crompton, or acquisition of any capital stock or any material portion of the assets (except as set forth in Section 5.2(h) to the Crompton Disclosure Schedule and except for acquisition of assets in the ordinary course of business consistent with past practice) of Crompton, or any combination of the foregoing (a "Crompton Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Uniroyal or its directors, officers, employees, agents and representatives) with respect to any Crompton Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Crompton may (i) furnish infor-mation to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Crompton Competing Transaction if and so long as the Board of Directors of Crompton determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and determines in good faith by a majority vote that such a proposal is more favorable to Crompton Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Uniroyal in response to such Crompton Competing Transaction) and (ii) take a position with respect to the Merger or a Crompton Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Crompton Competing Transaction. Crompton will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Crompton shall immediately advise Uniroyal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Crompton Competing Transaction (including the specific terms thereof) and promptly furnish to Uniroyal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                   (i)  [Intentionally Omitted]

                   (j) Listing Application. Crompton shall, as soon as practicable following the date hereof, prepare and submit to the NYSE a listing application covering the shares of Crompton Common Stock (and associated rights) issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Crompton Common Stock (and associated rights), subject to official notice of issuance.

                   (k) Directors of Crompton. Immediately after the Effective Time, Crompton will take such action as may be necessary to cause (x) Robert J. Mazaika, Uniroyal's Chairman, President and Chief Executive Officer, to be elected to the Board of Directors of Crompton as Crompton's "Vice Chairman,"
         (y) Thomas M. Begel, a director of Uniroyal, to be elected to the Board of Directors of Crompton and (z) Harry Corless, a director of Uniroyal, to be elected to the Board of Directors of Crompton, each of the foregoing to be elected to a different class of the Crompton Board.

                   (l) Affiliates of Crompton. Crompton shall use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Crompton within the meaning of Rule 145 under the Securities Act, to execute and deliver to Uniroyal no less than 35 days prior to the date of the meeting of Crompton Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Uniroyal.

                   (m) Change in Control. Crompton agrees that the consummation of the Merger shall constitute a "Change in Control" of Uniroyal for all purposes within the meaning of all compensation or benefit plans or agreements of Uniroyal and its subsidiaries, including without limitation, the Uniroyal 1993 Stock Option Plan, the supplemental executive retirement agreements, the share purchase agreements, the Management Subscription Agreement and the employment agreements. In amplification of the foregoing, Crompton specifically agrees that, if the holder of a Uniroyal employment agreement shall terminate his employment within one year after the consummation of the Merger, such termination shall be deemed to be upon a termination of employment described in clause (C) of the first sentence of Section 7(d) of Uniroyal's employment agreements with Messrs. Mazaika, Johnson, Ingulli, Krakower, Melore, Eisenberg, Stephenson and Hagen or clause (B) of the first sentence of Section 3(d) of Uniroyal's employment agreement with Mr. Castaldi, except as otherwise agreed to by such individual after the date hereof.

                   5.3  Covenants of Uniroyal.

                   (a) Uniroyal Stockholders Meeting. Uniroyal shall take all action in accordance with Applicable Laws and its Certificate of Incorporation, as amended, and Bylaws, as amended and restated, necessary to convene a meeting of Uniroyal Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

                   (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Uniroyal shall promptly furnish Crompton with all information concerning it as may be required for inclusion in the Registration Statement. Uniroyal shall cooperate with Crompton in the preparation of the Regis-tration Statement in a timely fashion and shall use all reason-able efforts to have the Registration Statement declared effec-tive by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to Uniroyal contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Uniroyal shall promptly so in-form Crompton and provide Crompton with the information neces-sary to make statements contained therein not false and mis-leading. Uniroyal shall use all reasonable efforts to cooperate with Crompton in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Uniroyal shall use all reasonable efforts to mail at the earliest practicable date to Uniroyal Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Uniroyal Stockholders in connection with the Merger and the transactions contemplated thereby.

                   (c) Conduct of Uniroyal's Operations. During the period from the date of this Agreement to the Effective Time, Uniroyal shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agree-ment to the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, Uniroyal shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Uniroyal Disclosure Schedule, without the prior written consent of Crompton:

                   (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except in connection with the use of shares of capital stock of Uniroyal to pay the exercise price or tax with-holding in connection with stock-based employee benefit plans of Uniroyal or any of its subsidiaries), (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capi-tal stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding warrants, options or rights to purchase Uniroyal Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (ii) sell, transfer, lease, pledge, mortgage, encum-ber or otherwise dispose of any of its property or assets which are material, individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

                 (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws, as amended and restated or other organizational documents;

                  (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agree-ment with any person, other than in connection with this Agreement and the transactions contemplated hereby;

                   (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accom-modation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

                  (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termina-tion pay to, any officer, director, consultant or employee other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits pro-vided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agree-ment, any applicable collective bargaining agreement or a binding written contract in effect on the date of this Agreement;

                 (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

                (viii) settle any Actions, whether now pending or here-after made or brought involving an amount in excess of $250,000;

                  (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which Uniroyal is a party or any confidentiality agreement to which Uniroyal is a party;

                   (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice;

                  (xi) take any action to exempt under or make not sub-ject to (x) Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or re-strict business combinations or the ability to acquire or vote shares, any person or entity (other than Crompton or its subsidiaries) or any action taken thereby, which per-son, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt there-from;

                 (xii) take any action that would reasonably be ex-pected to result in the representations and warranties set forth in Section 4.25 becoming false or inaccurate, or to otherwise terminate, amend, modify or make inapplicable as to any person or entity, the Uniroyal Rights Agreement or redeem the rights issued thereunder;

                (xiii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                 (xiv) agree in writing or otherwise to take any of the foregoing actions.

                   (d) No Solicitation. Uniroyal agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Uniroyal, or acquisition of any capital stock or any material portion of the assets (except as set forth in Section 5.3(d) to the Uniroyal Disclosure Schedule and except for acquisition of assets in the ordinary course of business consistent with past practice) of Uniroyal, or any combination of the foregoing (a "Uniroyal Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Crompton, Subcorp or their respective directors, officers, em-ployees, agents and representatives) with respect to any Uniroyal Competing Transaction or (iii) enter into any agree-ment, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other trans-actions contemplated by this Agreement; provided that Uniroyal may (i) furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Uniroyal Competing Transaction if and so long as the Board of Directors of Uniroyal determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and determines in good faith by a majority vote that such a proposal is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transac-tions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Crompton in response to such Uniroyal Competing Transaction) and (ii) take a position with respect to the Merger or a Uniroyal Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Uniroyal Competing Transaction. Uniroyal will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Uniroyal shall immediately advise Crompton in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Uniroyal Competing Transaction (including the status, but not the specific terms thereof) and promptly furnish to Crompton a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                   (e) Affiliates of Uniroyal. Uniroyal shall use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securities Act, to execute and deliver to Crompton no less than 35 days prior to the date of the meeting of Uniroyal Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Crompton.

                   (f) Notification of Certain Matters. Uniroyal shall give prompt notice to Crompton of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Uniroyal representation or warranty con-tained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Uniroyal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
         Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Crompton.


                                    ARTICLE VI

                                    CONDITIONS

                   6.1 Mutual Conditions. The obligations of the par-ties hereto to consummate the Merger shall be subject to ful-fillment of the following conditions:


                   (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which pre-vents the consummation of the Merger shall have been is-sued and remain in effect, and no statute, rule or regu-lation shall have been enacted by any Governmental Author-ity which prevents the consummation of the Merger.

                   (b) All waiting periods applicable to the consumma-tion of the Merger under the HSR Act shall have expired or been terminated and all other material consents, approv-als, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

                   (c) The Merger and the transactions contemplated hereby shall have been approved by the Uniroyal Stock-holders in the manner required by any Applicable Law.

                   (d) The Merger and the transactions contemplated hereby shall have been approved by the Crompton
              Stockholders in the manner required by any Applicable Law.

                   (e) The Commission shall have declared the Crompton Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restrain-ing order shall have been threatened by the Commission or entered by the Commission or any state securities admin-istrator prohibiting the Merger.

                   (f) No Action shall be instituted by any Governmen-tal Authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                   (g) Crompton shall have received an opinion of Wachtell, Lipton, Rosen & Katz and Uniroyal shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of the facts then existing, under Applicable Law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinions, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom may require and rely on representations contained in certificates of Crompton,
             Uniroyal, Subcorp and others, as they deem reasonably
              appropriate.

                   (h) Crompton shall have received a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP, dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of in-terests transaction under Opinion 16 of the Accounting Principles Board.

                   (i) Uniroyal shall have received a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP, dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of in-terests transaction under Opinion 16 of the Accounting Principles Board.

                   (j) The shares of Crompton Common Stock to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

                   (k) Agreements with the officers of Uniroyal jointly identified by Crompton and Uniroyal on the date hereof and set forth in Section 5.2(f) to the Crompton Disclosure Schedule shall have been executed substantially on the terms set forth in the term sheets dated April 30, 1996, signed by such officers.

                   6.2 Conditions to Obligations of Uniroyal. The obligations of Uniroyal to consummate the Merger and the trans-actions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Uniroyal:

                   (a) The representations and warranties of each of Crompton and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Crompton.

                   (b) Each of Crompton and Subcorp shall have per-formed in all material respects each obligation and agree-ment and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Each of Crompton and Subcorp shall have fur-nished Uniroyal with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Crompton within the meaning of Rule 145 under the Securi-ties Act, shall have executed and delivered to Uniroyal at least 35 days prior to the date of the meeting of Crompton Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Uniroyal.

                   (e) Crompton shall have entered into satisfactory arrangements with respect to the consolidated indebtedness of the combined company.

                   6.3 Conditions to Obligations of Crompton and Sub-corp. The obligations of Crompton to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Crompton and Subcorp:

                   (a) The representations and warranties of Uniroyal set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representa-tions and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Uniroyal.

                   (b) Uniroyal shall have performed in all material respects each obligation and agreement and shall have com-plied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Uniroyal shall have furnished Crompton with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the ef-fect that the conditions set forth in Sections 6.3(a) and
              (b) have been satisfied.

                   (d) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securi-ties Act, shall have executed and delivered to Crompton at least 35 days prior to the date of the meeting of Uniroyal Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Crompton.


                                   ARTICLE VII

                           TERMINATION AND AMENDMENT

                   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or af-ter approval and adoption of this Agreement by Uniroyal Stock-holders and Crompton Stockholders:

                   (a)  by mutual consent of Crompton and Uniroyal;

                   (b) by either Crompton or Uniroyal if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the con-summation of the Merger shall have become final and non-appealable, provided that the party seeking to terminate this Agreement under Section 7.1(b) shall have used its reasonable efforts to remove such injunction, order or decree;

                   (c) by either Crompton or Uniroyal if the Merger shall not have been consummated before December 31, 1996, unless extended by the Boards of Directors of both Crompton and Uniroyal (provided that the right to termi-nate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (d) by Crompton or Uniroyal if at the meeting of Uniroyal Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Uniroyal Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (e) by Crompton or Uniroyal if the meeting of Crompton Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Crompton Stockholders to approve the Merger and the
              transactions contemplated hereby shall not have been obtained;

                   (f) by Crompton or Uniroyal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement con-tained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

                   (g) by either Crompton or Uniroyal if the Board of Directors of Uniroyal shall reasonably determine that a Uniroyal Competing Transaction is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement and Uniroyal shall have delivered to Crompton a written notice of the determination by the Uniroyal Board of Directors to terminate this Agreement pursuant to this Section 7.1(g); provided, however, that Uniroyal may not terminate this Agreement pursuant to this clause (g) unless (i) five business days shall have elapsed after delivery to Crompton of the notice referred to above, (ii) at the end of such five business-day period the Uniroyal Board of Directors shall continue to believe that such Uniroyal Competing Transaction is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement, (iii) at the time of such termination, Uniroyal shall have paid to Crompton the Termination Fee and (iv) promptly thereafter Uniroyal shall enter into a definitive acquisition, merger or similar agreement to effect such Uniroyal Competing Transaction.

                   7.2  Effect of Termination.

                   (a)  In the event of the termination of this
         Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement. If this Agreement is terminated

       (i) by Crompton or Uniroyal pursuant to Section 7.1(g), (ii) by Crompton pursuant to Section 7.1(c) if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have occurred on or before December 31, 1996 and (B) a Prior Event (as defined below) shall have occurred prior to such termination and (C) a Uniroyal Competing Transaction is consummated within one year following such termination, (iii) by Crompton pursuant to
         Section 7.1(f) if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under this Agreement is the basis for such termination and (B) a Prior Event shall have occurred prior to such termination and
         (C) a Uniroyal Competing Transaction is consummated within one year following such termination or (iv) by Crompton or Uniroyal pursuant to Section 7.1(d) if (A) a Prior Event shall have occurred prior to such termination and (B) a Uniroyal Competing Transaction is consummated within one year following such termination; then in any such case Uniroyal will, in the case of a termination by Crompton, within three business days following, in the case of clause (i) of this paragraph, any such termination or, in the case of clauses (ii), (iii) or (iv) of this paragraph, the consummation of the Uniroyal Competing Transaction, or, in the case of a termination by Uniroyal, prior to, in the case of clause (i) of this paragraph, such termination or, in the case of clause (iv) of this paragraph, the consummation of the Uniroyal Competing Transaction, pay to Crompton in cash by wire transfer in immediately available funds to an account designated by Crompton a termination fee in an amount equal to $50 million (the "Termination Fee").

                   (b) As used herein, a "Prior Event" shall mean any of the following events:

                   (i) any person (other than Crompton or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Uniroyal Common Stock such that, upon consummation of such offer, such person would Beneficially Own (as defined below) or control 10% or more of the then outstanding Uniroyal Common Stock;

                  (ii) Uniroyal or any of its subsidiaries shall have entered into, authorized, recommended, proposed or pub-licly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or un-derstanding with any person (other than Crompton or any of its subsidiaries) to, or any person (other than Crompton or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 10% or more of the assets of Uniroyal or any of its subsidiaries or (C) purchase or otherwise acquire (in-cluding by way of merger, consolidation, tender or ex-change offer or similar transaction) Beneficial Ownership of securities representing 10% or more of the voting power of Uniroyal or any of its subsidiaries; or

                 (iii) any person (other than Crompton or any subsid-iary of Crompton) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of a number of shares of Uniroyal Common Stock in addition to the number of shares of Uniroyal Common Stock Beneficially Owned by such person on the date hereof equal to 10% or more of the voting power of Uniroyal.

                   (c) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respec-tive Boards of Directors, at any time before or after adoption of this Agreement by Uniroyal Stockholders or authorization of issuance of shares of Crompton Common Stock in the Merger by Crompton Stockholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Uniroyal Stockholders or Crompton Stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   7.4 Extension; Waiver. At any time prior to the Effective Time, Crompton (with respect to Uniroyal) and Uniroyal (with respect to Crompton and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE VIII

                                 MISCELLANEOUS

                   8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties here-to shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties here-to, which by its terms contemplates performance after the Ef-fective Time or the termination of this Agreement.

                   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (which is confirmed) or dis-patched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other ad-dress for a party as shall be specified by like notice):

                   (a)  if to Crompton or Subcorp:

                        Crompton & Knowles Corporation
                        One Station Place, Metro Center
                        Stamford, CT  06902
                        Attention:  John T. Ferguson, II
                        Telecopy No.:  (203) 353-5470

                        with a copy to

                        Edward D. Herlihy
                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy No.:  (212) 403-2000

                   (b)  if to Uniroyal:

                        Uniroyal Chemical Corporation
                        Benson Road
                        Middlebury, CT  06749
                        Attention:  Ira J. Krakower
                        Telecopy No.:  (203) 573-4301

                        with a copy to

                        Joseph A. Coco


                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, New York  10022
                        Telecopy No.:  (212) 735-2000

                   8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-ment. When a reference is made in this Agreement to common stock of Uniroyal or Crompton, as the case may be, or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Uniroyal Rights Agreement or Crompton Rights Agreement, as the case may be that trade together with such common stock. For the purposes of any provision of this Agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party and its subsidiaries, taken as a whole, under this Agreement, when read without any exception or qualification for a material ad-verse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, business or financial condition of such party and its subsidiaries, taken as a whole.

                   8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                   8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Con-fidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understand-ings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be con-strued to create any third party beneficiaries, except for the provisions of Sections 5.2(d), 5.2(e), 5.2(k) and 5.2(m) which may be enforced by the beneficiaries thereof (the expenses, including reasonable attorneys' fees, that may be incurred thereby in enforcing such provisions to be paid by Crompton).

                   8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Dela-ware without regard to principles of conflicts of law.

                   8.8 Specific Performance. The transactions contem-plated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties here-to is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

                   8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agree-ment shall be binding upon, inure to the benefit of and be en-forceable by the parties and their respective successors and assigns.

                   8.10 Expenses. Subject to the provisions of Section 7.2, Crompton and Uniroyal shall pay their own costs and expenses associated with the transactions contemplated by this Agreement, except that Uniroyal and Crompton shall share equally (i) the filing fees in connection with the filing of the Joint Proxy Statement and Registration Statement with the Commission and (ii) the expenses incurred in connection with printing and mailing the Joint Proxy Statement to the Crompton Stockholders and Uniroyal Stockholders.

                   8.11 Incorporation of Disclosure Schedules. The Uniroyal Disclosure Schedule and the Crompton Disclosure
         Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                   8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other juris-diction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                   8.13 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or un-incorporated, (i) of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing simi-lar functions with respect to such corporation or other organi-zation, or any organization of which such party is a general partner and (ii) for purposes of Articles III and IV hereof, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission.


                   IN WITNESS WHEREOF, Crompton, Subcorp and Uniroyal have signed this Agreement as of the date first written above.

                                    CROMPTON & KNOWLES CORPORATION


                                    By: /s/ V. A. Calarco
                                          V. A. Calarco

                                    TIGER MERGER CORP.


                                    By: /s/ V. A. Calarco
                                          V. A. Calarco

                                    UNIROYAL CHEMICAL CORPORATION

                                    By: /s/ Robert J. Mazaika
                                           Robert J. Mazaika